EXHIBIT B-8


American Transmission Company LLC                          Original Sheet No.
FERC Electric Tariff No. 1                                                    --


                           NETWORK OPERATING AGREEMENT

1    PURPOSE OF AGREEMENT

     By this agreement, the Parties, American Transmission Company LLC
("Transmission Provider" or ATCLLC) and              ("Transmission Customer")
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agree that the provisions of this Network Operating Agreement (NOA), the Network
Integration Transmission Service Agreement (NITS) and the Transmission
Provider's Open Access Transmission Tariff (OATT or "Tariff") govern the terms and conditions of the Transmission Provider's rendering of transmission service to the Transmission Customer, as each may be amended from time to time.

     The Parties agree that the Transmission Provider will provide Network Integration Transmission Service to Transmission Customer pursuant to the OATT, which allows Transmission Customer to integrate, economically dispatch and regulate its current and planned Network Resources to serve its Network Load and to deliver economy energy purchases to its Network Load from non-designated resources on an as-available basis without additional charge.

2    GENERAL PROVISIONS

     2.1 The Transmission Customer shall comply fully with the terms and conditions of this NOA except to the extent an executed interconnection agreement between the Parties provides otherwise, in which case, compliance with the relevant provision(s) of the interconnection agreement(s) shall be deemed compliance with the applicable provision of this NOA. The terms of any executed agreement for interconnection service between the Parties shall govern such service and control over this NOA with respect to such service.

     2.2  The Parties agree to:

          (a) operate and maintain equipment necessary for incorporating the Transmission Customer within the Transmission Provider's Transmission System (including, but not limited to, remote terminal units, metering, communications and relaying equipment);

          (b) transfer data (including, but not limited to, operational dispatch cost characteristics of Network Resources, generation schedules for Network Resources, interchange schedules, unit outputs for redispatch required under Section 30.5 of the OATT, voltage schedules, loss factors and other real time data reasonably required for provision of transmission service under the Tariff) between their respective control centers;

          (c) implement software programs required for data links and redispatching to relieve constraints;


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          (d)  exchange data on forecasted loads and resources necessary for planning and operations; and

          (e) address any other technical and operational considerations required for implementation of the OATT.

     2.3  The Transmission Customer shall:

          (a) operate as a control area under applicable guidelines of the North American Electric Reliability Council (NERC) or its successor, as well as the Mid-America Interconnected Network
               (MAIN) or the applicable regional reliability council; or

          (b) operate within a Control Area operated by the Transmission Provider, and satisfy its load balancing area requirements, including all Ancillary Services, by providing them itself or by contracting with another entity which can satisfy those requirements in a manner that is consistent with Good Utility Practice and which satisfies NERC and MAIN guidelines; or

          (c) operate within another Control Area and satisfy its load balancing area requirements, including all Ancillary Services, by providing them itself or by contracting with another entity which can satisfy those requirements in a manner that is consistent with Good Utility Practice and which satisfies NERC and MAIN guidelines.

     2.4 Unless specified herein, capitalized terms shall refer to terms defined in the OATT. The OATT and the Network Integration Transmission Service Agreement are incorporated herein and made a part hereof.

3    NETWORK SERVICE

     3.1  General. This Network Operating Agreement sets out the terms and
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          conditions under which Transmission Provider and the Transmission
          Customer will operate their respective systems. The Parties shall operate and maintain their respective systems in a manner that will allow Transmission Provider to operate its system consistent with Good Utility Practice; provided, however, that notwithstanding any other provision of this Network Operating Agreement, Transmission Provider shall retain the sole responsibility and authority for the operating decisions as they relate to the integrity and the security of the Transmission System.

     3.2  Loss of Power Supply. In the event a transmission constraint or other
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          contingency causes the loss of access to a Transmission Customer's particular power supply resource, the loss of such resource may require the curtailment of the Transmission Customer's Network Load unless the Transmission Customer obtains substitute resources to serve


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          such Network Loads within the time that is customary in the MAIN or applicable regional reliability council for obtaining replacement power supplies. Any curtailment will be implemented pursuant to the OATT.

     3.3  Notice of Transmission Service interruptions: If at any time, in the
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          reasonable exercise of the Transmission Provider's judgment, operation of the Transmission Customer's equipment adversely affects the quality of service or interferes with the safe and reliable operation of the system, the Transmission Provider may discontinue transmission service until the condition has been corrected. Unless the Transmission Provider perceives that an emergency exists or the risk of an emergency is imminent, the Transmission Provider shall give the Transmission Customer reasonable notice of its intention to discontinue transmission service and, where practical, allow suitable time for the Transmission Customer to remove the interfering condition. The Transmission Provider's judgment with regard to the discontinuance of service under this paragraph shall be made in accordance with Good Utility Practice and NERC and MAIN guidelines. In the case of such discontinuance, the Transmission Provider shall immediately confer with the Transmission Customer regarding the conditions causing such discontinuance and its recommendation concerning timely correction thereof.

4   NETWORK OPERATING COMMITTEE

     4.1  Membership. The Network Operating Committee shall be composed of a
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          representative from each Transmission Customer taking service under
          Part III of the OATT and the Transmission Provider or their designated agents.

     4.2  Responsibilities. The Network Operating Committee shall: (1) adopt
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          rules and procedures consistent with this NOA and the OATT governing operating and technical requirements for implementing the OATT; (2) review Network Resources and Network Loads on an annual basis in order to assess the adequacy of the Transmission System; (3) establish procedures for coordinating maintenance schedules, as provided below; and (4) review the adequacy, procurement, management and verification of Ancillary Services and other operating criteria from time to time.

5    SERVICE FOR A NETWORK RESOURCE

     The following terms and conditions apply to service for a generator Network Resource connected to the Transmission System:

     5.1  Voltage or Reactive Control Requirements.
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          5.1.1 Unless directed otherwise, the Transmission Customer will operate its interconnected generation facility(ies) with an automatic voltage regulator(s). The voltage regulator will control voltage at the Point(s) of Receipt consistent with the range of voltage required by the Transmission Provider, the Transmission Provider's agent, MAIN or other applicable regional reliability council.


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          5.1.2 At the discretion of the Transmission Provider, the Transmission
               Provider's agent, MAIN or other applicable regional reliability council, the Transmission Customer may be directed to deactivate the automatic voltage regulator and to supply reactive power per a schedule provided by the Transmission Provider.

          5.1.3 If the Transmission Customer has not installed capacity sufficient to operate its generation facility consistent with recommendations of the Transmission Provider resulting from the System Impact and Facilities Studies or fails to operate at such capacity, the Transmission Provider may install, at the Transmission Customer's expense, reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Point(s) of Receipt.

     5.2  Protection Requirements. Transmission Customer must comply with the
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          protection requirements as defined by MAIN or other applicable regional reliability council and any interconnection agreement(s) between Transmission Provider and Transmission Customer.

     5.3  Operational Obligations.
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          5.3.1 The Transmission Provider, its agent, MAIN or other applicable regional reliability council, may require the generators to be equipped with Automatic Generating Control (AGC). The Transmission Customer will be responsible for all costs associated with installing and maintaining an AGC system on the generators.

          5.3.2 The Transmission Provider retains the right to require reduced generation at times when system conditions present transmission restrictions or otherwise adversely affect the Transmission Provider's other customers. The Transmission Provider will use due diligence to resolve the problems to allow the generator to return to the operating level prior to the Transmission Provider's notice to reduce generation.

          5.3.3 All operations, including start-up, shutdown and determination of hourly generation will be coordinated with the Transmission Provider or its agent.

     5.4  Coordination of Operations
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          5.4.1. The Transmission Customer shall furnish the Transmission
               Provider with generator annual maintenance schedules and advise the Transmission Provider if any of its Network Resources are capable of participation in system restoration and/or if they have black start capability. If Transmission Provider determines, in its reasonable judgment, that insufficient black start capability exists to restore Network Service, Transmission Provider shall consult with the Network Operating Committee to


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               determine if a mutually acceptable means of providing additional black start capability exists. If such mutual agreement cannot be reached, Transmission Provider may make a unilateral filing with FERC proposing the method by which it will obtain the black start capability Transmission Provider deems necessary to restore Network Service.

          5.4.2 The Transmission Provider reserves the right to specify turbine and/or generator control (e.g. droop) settings as determined by the System Impact or Facilities Study or subsequent studies. The Transmission Customer agrees to comply with such specifications by the Transmission Provider at the Transmission Customer's expense.

     5.5 The Transmission Customer shall provide the Transmission Provider its day-ahead plan, including expected unit dispatch and resource commitment . In circumstances such as forced outages, the Transmission Customer shall notify the Transmission Provider as promptly as possible of the Network Resource's temporary interruption of generation or transmission.

6    OPERATIONAL OBLIGATIONS

     6.1  Operational Obligations  The Transmission Customer shall be
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          responsible for operating and maintaining security of its electric system in a manner consistent with Good Utility Practice that avoids adverse impact to the Transmission Provider's or others' interconnected systems and complies with all applicable Transmission Provider, MAIN, or other applicable regional reliability council operating criteria, rules, procedures, guidelines and interconnection standards as may be amended or adopted.

7    REDISPATCH TO MAINTAIN NETWORK TRANSMISSION SERVICE

     7.1 If the Transmission Provider determines that redispatching Network Resources (including reductions in off-system sales) is necessary to maintain Network Transmission Service and is the most effective way to ensure the reliable operation of the Transmission System, the Transmission Provider will initiate redispatch of designated Network Resources on a least-cost basis, without regard to the ownership of such resources. Such redispatch will be conducted in accordance with
          Section 30.5 and Attachment K of the OATT.

     7.2 The Transmission Customer is obligated to respond immediately to requests for redispatch from the Transmission Provider.

     7.3 The Transmission Customer will submit to the Transmission Provider verifiable incremental and decremental cost data for its Network Resources in accordance with Section 29.2 of the OATT. The cost data


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          will be used as the basis for least-cost redispatch. The Transmission
          Provider will keep this data confidential.

     7.4 The Transmission Customer may audit, at its own expense, redispatch events (such as the cause or necessity of the redispatch) during normal business hours following reasonable notice to the Transmission Provider. The Transmission Provider may request an audit of Transmission Customer's costs data at Transmission Provider's expense.

     7.5 In accordance with Section 34.4 of the OATT, once redispatch has been implemented, the Network Integration Transmission Customers will each bear a proportional share of the total redispatch costs based on their then-current Load Ratio Shares. The Transmission Provider shall bill or credit the Transmission Customer's monthly bill as appropriate.

8    DYNAMIC SCHEDULING [IF APPLICABLE]

     8.1 The Parties have agreed to utilize a dynamic scheduling arrangement that will transfer the power supply requirements for the Network Load specified in Exhibit 2 of this NOA.

     8.2 Dynamic Scheduling will be interrupted to the extent equipment used to implement dynamic scheduling becomes totally or partially unavailable. Transmission Customer shall notify Transmission Provider in a timely manner of any interruption of dynamic scheduling. In such event, the Transmission Customer will estimate the amount of the load to be removed from dynamic scheduling and provide such estimate to the Transmission Provider. The estimated amount of the load will be block scheduled by the Transmission Customer as described in Exhibit 2 until dynamic scheduling of the full amount of Network Load is restored.

9    MAINTENANCE OF FACILITIES

     9.1 The Network Operating Committee shall establish procedures to coordinate the maintenance schedules of the designated Network Resources and transmission and substation facilities, to the greatest extent practical, to ensure sufficient transmission resources are available to maintain system reliability and reliability of service.

     9.2 The Transmission Customer shall obtain: (1) concurrence from the Transmission Provider, at an interval established by the Network Operating Committee, before beginning any scheduled maintenance of its facilities; and (2) clearance from the Transmission Provider when the Transmission Customer is ready to begin maintenance on a transmission line or substation operating at transmission voltage. The Transmission Customer shall immediately notify the Transmission Provider at the time when any unscheduled or forced outages occur and again when such unscheduled or forced outages end. The Transmission Customer shall


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          notify and coordinate with the Transmission Provider prior to reparalleling the Network Resource, transmission line, or substation with the Transmission System.

     9.3 The Transmission Provider may request that the Transmission Customer test, calibrate, verify or validate the data link, metering, data acquisition, transmission, protective, or other equipment or software owned by the Transmission Customer, consistent with the Transmission Customer's obligation to maintain its equipment and facilities or for the purposes of troubleshooting problems on the network facilities. The Transmission Customer will be responsible for the cost to test, calibrate, verify or validate the equipment or software.

     9.4 The Transmission Provider shall have the right to monitor and inspect the tests, calibrations, verifications and validations of the Transmission Customer's data link, metering, data acquisition, transmission, protective or other equipment or other software connected to the Transmission Provider's system.

10   LOAD SHEDDING

     The Transmission Provider shall implement load shedding programs to maintain the reliability and integrity of the Transmission System as provided in
Section 33 of the OATT in accordance with NERC, MAIN or other applicable regional reliability council guidelines and Good Utility Practice. Load shedding may include: (1) automatic load shedding; (2) manual load shedding; or (3) rotating interruption of customer load or restoration and interruption of load to facilitate overall restoration in conjunction with the Black Start Plan as coordinated by MAIN. The Transmission Provider shall inform the Transmission Customer of its plans for load shedding. When manual load shedding or rotating interruptions are necessary, the Transmission Provider shall notify the Transmission Customer's dispatchers or schedulers of the required action and the Transmission Customer shall comply immediately.

11   OPERATIONAL OBLIGATIONS

     11.1 The Transmission Customer shall request permission from the Transmission Provider prior to opening and/or closing circuit breakers per applicable switching and operating procedures. The Transmission Customer shall carry out all switching orders from the Transmission Provider, or the Transmission Provider's designee in a timely manner.

     11.2 The Transmission Customer shall balance the load at the Point(s) of Delivery such that the differences in the individual phase currents are acceptable to the Transmission Provider.

     11.3 The Transmission Customer's equipment shall conform with harmonic distortion and voltage fluctuation criteria of the Transmission Provider.


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     11.4 The Transmission Customer shall operate all of its equipment and facilities connected to the Transmission Provider's system in a safe and efficient manner an in accordance with manufacturers' recommendations, Good Utility Practice, applicable regulations, and requirements of the Transmission Provider, its designees, NERC, MAIN, or other applicable regional reliability council.

     11.5 Emergency System Operations.
          ---------------------------

          a. The Transmission Customer's equipment and facilities shall be subject to all applicable emergency operation standards required of and by the Transmission Provider to operate in an interconnected transmission network.

          b. The Transmission Provider reserves the right to have its system operators take whatever actions or inactions they deem necessary during emergency operating conditions to: (i) preserve the integrity of the Transmission System; (ii) limit or prevent damage; (iii) expedite restoration of service; or (iv) preserve public safety.

     11.6 The Transmission Customer shall supply accurate and reliable information to the Transmission Provider regarding metered values for MW, MVAR, Volt, amp, frequency, breaker status indication, and all other information deemed necessary by the Transmission Provider for safe and reliable operation. Information shall be gathered for electronic communication using one or more of the following: supervisory control and data acquisition (SCADA); remote terminal unit
          (RTU) equipment, remote access pulse recorders (RAPR), and inter-control area communications protocol (ICCP). All equipment used for metering, SCADA, RTU, RAPR, and communications must be approved by the Transmission Provider.

     11.7 Unless otherwise agreed, the Transmission Provider shall install, operate, maintain, repair, replace, at Transmission Customer's expense, appropriate metering (and related telemetry and communications) equipment necessary to enable the Transmission Provider to provide Network Integration Transmission Service. Metering equipment shall meet the guidelines of NERC, MAIN, or other regional reliability council, as applicable, industry standards such as ANSI and other practices consistently adhered to by the Transmission Provider.

     11.8 Procedures for meter reading, calibration and adjustment shall be established by the Network Operating Committee based on practices consistently adhered to by the Transmission Provider.

     11.9 The Transmission Provider shall have access to metering data, which may reasonably be required to facilitate measurements and billing.


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     11.10 At the end of each month the Transmission Customer will provide to the Transmission Provider an hourly list of metered generation from each of its generators.

     11.11 The Transmission Customer shall, at its own expense, install and maintain communications links required for scheduling, data transfer, and voice communication.

     11.12 A Transmission Customer contributing to regulating margin and Operating Reserve requirements or securing the requirements from a third party shall, at its own expense, install and maintain telemetry equipment to communicate between the generating resource and the Transmission Provider to the extent the Transmission Provider is operating a Control Area.

12   SYSTEM IMPACT AND FACILITY STUDIES

     Study Agreements for a System Impact Study or a Facilities Study, if performed for the Agreement, are attached hereto.

13   DATA, INFORMATION AND REPORTING REQUIREMENTS

     13.1 The Transmission Customer shall, upon request, provide the Transmission Provider with such reports and information concerning its network operation as are reasonably necessary to enable the Transmission Provider to operate its Transmission System adequately and meet all NERC, MAIN or other applicable regional reliability council guidelines and requirements.

     13.2 The Transmission Customer shall respond promptly and completely to the Transmission Provider's requests for information, including but not limited to, data necessary for operations, maintenance, regulatory requirements and analysis. In particular, that information may include:

          (a) For Network Loads: 10-year annual peak load forecast, load power factor performance, under frequency load shedding capability, load shedding capability, disturbance/interruption reports; protection system setting conformance; system testing and maintenance conformance; planned changes to protection systems; metering testing and maintenance conformance; planned changes in transformation capability; conformance to harmonic and voltage fluctuation limits; dead station tripping conformance; and voltage reduction capability conformance.

          (b) For Network Resources and interconnected generators: 10-year forecast of generation capacity retirements and additions; generator reactive capability verification; generator under frequency relaying conformance; protection system testing and


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               maintenance conformance; planned changes to protection system;
               and planned changes to generation parameters.

14   ACCESS AND CONTROL

     Properly accredited representatives of the Transmission Provider shall at all reasonable times have access to the Transmission Customer's facilities to make reasonable inspections and obtain information required in connection with the Tariff. Such representatives shall make themselves known to the Transmission Customer's personnel, state the object of their visit, and conduct themselves in a manner that will not interfere with the construction, operation, or any maintenance of the Transmission Customer's facilities. The Transmission Provider will have control such that it may open or close the circuit breaker or disconnect and place safety grounds at the Point(s) of Delivery, or at the station, if the Point(s) of Delivery is remote from the station.

15   ASSIGNMENT

     The Parties hereby agree that upon American Transmission Company LLC's transfer of its operations to the Midwest Independent Transmission System Operator (Midwest ISO), this Agreement shall be transferred to the Midwest ISO, which will then become the Transmission Provider under this Agreement. Assignment of this agreement to the Midwest ISO may require certain operational changes, which will be resolved through the Network Operating Committee.

     This NOA shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns, including the Midwest ISO, but shall not be assigned by either Party, except to successors to all or substantially all of the electric properties and assets of such Party, without the written consent of the other, provided that such consent shall not be unreasonably withheld.

16   NOTICE

     Any notice or request made to or by either Party regarding this NOA shall be made to the representative of the other Party as indicated in the Network Integration Transmission Service Agreement.

17   TERM

     The term of this Network Operating Agreement shall be concurrent with the term of the Network Integration Service Agreement between the parties.

18   FAILURE TO PERFORM

     If either Party fails to carry out its obligations under this agreement the matter will be subject to the dispute resolution procedures of Section 12 of the OATT.


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19   CHANGES AND MODIFICATIONS

     19.1 Nothing contained in this NOA or any NITS shall be construed as affecting in any way the right of Transmission Provider unilaterally to make application to the Commission under Section 205 of the Federal Power Act and/or pursuant to rules and regulations promulgated thereunder for a change in any rate, term, condition, charge, classification of Transmission Service , rule or regulation under this Agreement. Nothing contained in this NOA or any NITS shall be construed as affecting in any way the right of Transmission Customer to exercise any right under the Federal Power Act and pursuant to the Commission's rules promulgated thereunder.

     19.2. Additional terms and conditions shall be negotiated with the Transmission Customer if necessary and appropriate. Additional provisions shall be added to this Agreement in the case of a Transmission Customer which has no executed interconnection agreement.


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IN WITNESS WHEREOF, the Parties have caused this NOA to be executed by their respective authorized officials.

AMERICAN TRANSMISSION COMPANY LLC



By:
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               Name                         Title                    Date


[TRANSMISSION CUSTOMER]



By:
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               Name                         Title                    Date


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